Exhibit 99.1

NUVASIVE® ANNOUNCES SUCCESSFUL APPEAL OF MEDTRONIC VERDICT

SAN DIEGO, CA – March 3, 2015 – NuVasive, Inc. (NASDAQ: NUVA) (“NuVasive” or the “Company”), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, today announced that the Court of Appeals for the Federal Circuit overturned the damages award in the Company’s ongoing patent lawsuit with Medtronic Sofamor Danek USA, Inc. and Warsaw Orthopedic, Inc. (“Medtronic”).

The appeal challenged a September 2011 jury verdict in the first phase of the litigation between NuVasive and Medtronic. The jury found that the three remaining patents at issue in the appeal were infringed awarding total monetary damages of $660,000 to NuVasive and approximately $102 million to Medtronic, which included lost profits, the sale of ancillary or “convoyed” products and royalties.

On March 2, 2015, the three Judge panel of the Court of Appeals issued a unanimous decision upholding the jury’s finding of liability as to all patents, but overturning the damage award against NuVasive as improper. Significantly, the Court of Appeals held that the damages award was erroneous because Medtronic is not permitted to recover damages for lost profits or for the sale of convoyed products. Absent further proceedings on appeal, the case will be returned to the District Court for further proceedings to determine a proper damage award based solely on a reasonable royalty. The timing of a retrial to determine the new damages amount is difficult to predict, but could occur later in 2015.

“We are pleased with today’s legal ruling,” said Alex Lukianov, Chairman and Chief Executive Officer of NuVasive. “This provides greater clarity on the process moving forward and affirms our view that Medtronic had been awarded an excessive amount of damages. By limiting the damages to only a reasonable royalty, we believe our overall exposure in this phase of the litigation has been reduced from the current amount we have accrued. We look forward to the upcoming retrial.”

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. The Company is the third largest player in the $9.0 billion global spine market. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with acceptance of the Company’s minimally disruptive surgical products by spine surgeons, development and acceptance of new products or product enhancements, expansion of our network of sales representatives, risks associated with litigation actions which could cause the Company to incur significant legal expenses and/or prevent it from making, using or selling certain of the Company’s products, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com